EXHBIT 99

Contact: Michelle Sullivan (617) 368-5165

BOSTON BEER REPORTS FOURTH QUARTER 2008 RESULTS

BOSTON, MA (3/10/2009) -- The Boston Beer Company, Inc. (NYSE: SAM) reported a fourth quarter core product depletions increase of 2% and net revenue growth of 13%. Net income for the fourth quarter was $3.6 million, or $0.25 per diluted share, a decrease of 46%, or $0.21 per diluted share, from the fourth quarter of 2007, primarily driven by increased costs of raw and packaging materials, Pennsylvania Brewery costs which include start-up expenses, and an asset impairment charge relating to investments in the Latrobe Brewery. Depletions growth was driven by Samuel Adams® Seasonals, Twisted Tea® and the Samuel Adams® Brewmaster's Collection. Net revenue for the fourth quarter of 2008 was $103.8 million, an increase of $11.6 million, or 13%, over the same period last year, primarily due to volume and pricing gains.

Jim Koch, Chairman and Founder of the Company, commented, "We reported 2% depletions growth in the fourth quarter, bringing depletions growth for the second half of 2008 to 7%, as compared to 10% depletions growth in the first half of 2008. Our trends in the first two months of 2009 have slowed slightly from the fourth quarter and while the better beer category appears reasonably healthy, we believe we may be losing share in recent months as the drinker is faced with more choices. We believe that craft beer will continue to grow and that we are well positioned to share in that growth through the quality of our beers, our innovation capability and our sales execution, coupled with our strong financial position and ability to invest in growing our brand. While we are disappointed with our recent depletion trends, we believe that the history, authenticity and quality of the Samuel Adams brand, our unique beers, and our ability to invest, position us well for future growth. We are proud of our acquisition and integration of the Pennsylvania Brewery during 2008 and especially pleased that we were able to meet the product demands of our wholesalers and drinkers without disruption during this transition."

Key highlights of the fourth quarter and year were:

•	Depletions grew 2% for the quarter and 8% for the year.
•	Net pricing increased approximately 5% for the year.
•	The initial capital investment for the Pennsylvania Brewery start-up was completed in line with expectations for capital cost and timing.
•	The Pennsylvania Brewery continued to ramp up brewing of the Company's beers and the Company fulfilled the product demands of its wholesalers and drinkers without disruption.
•	The product recall process was substantially completed and there were no material changes to the Company's estimated recall costs during the quarter.

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In the fourth quarter, the Company stopped brewing at the Latrobe Brewery and incurred an impairment charge for machinery and equipment it owns at the brewery of $1.9 million, or $0.08 per diluted share, net of tax benefit.

•	Current estimate of earnings per diluted share for 2009 is between $1.40 and $1.70.
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The Company finished the year with $9.1 million in cash and no borrowings under its $50.0 million line of credit. The Company expects to end 2009 with no borrowings under its line of credit or incur any other debt.

For the fiscal year ended December 27, 2008, the Company reported depletions growth of 8% and net revenue of $398.4 million, an increase of $56.8 million, or 17%, over the same period last year. The Company's earnings per diluted share were $0.56, a decrease of $0.97 from the prior year. The decrease is primarily a result of provisions taken for the product recall in the second and third quarters of 2008, which have an estimated negative impact on net income of $12.0 million, or $0.84 per diluted share.

Martin Roper, the Company's President and CEO, stated, "During the fourth quarter of 2008 we experienced some slowing of trends in our brands, as did the imports and the overall craft category. As we enter 2009, this has continued, and we also have seen signs of inventory reductions at both retail and wholesale levels which could depress shipments and depletion levels. We believe these effects are generally reflective and consistent with recent economic developments and while there is considerable uncertainty about short term trends, we remain confident about the long term prospect for our category and brands. We feel we are in a good position to compete effectively through the strength of our brand, our sales force and our ability to invest in long term brand building activities and that this positions ourselves well for the future and should enable us to gain share."

Mr. Roper continued, "Brewing and packaging volumes at the Pennsylvania Brewery increased compared to third quarter levels but is yet to reach its expected full potential, as we continue to co-pack for Diageo. Through the end of fiscal year 2008, we had spent $43.9 million on capital improvements at the Pennsylvania Brewery to upgrade portions of the facility and to restart the brew house with several additional projects committed to and in progress, but not yet completed. Most of the major investments necessary to upgrade the facility have been completed, and we will now move to focus on projects that will drive efficiency and increase productivity. We have been experiencing some higher operating expenditures than expected, mostly in material yields, repairs and maintenance and compensation costs. However, as we look forward to 2009, we believe we will make progress on the efficiencies, capacity and costs at our breweries as we start to benefit from the investments we are making. We are pleased with our decision to purchase the Pennsylvania Brewery, with the tremendous effort made by our whole employee team during the acquisition and start-up, and with our progress to date, generally. We believe that owning our own breweries puts us in a good position to control our brewing future and to improve our efficiencies and costs long term."

Commenting on the recall, Mr. Roper said, "On April 7th, 2008, we announced a voluntary product recall of certain glass bottles of Samuel Adams products. The recall

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process was substantially completed during the fourth quarter, and we made no material changes in our estimate of overall recall costs during the quarter. We continue to evaluate potential legal avenues we may pursue as a result of the recall, but cannot comment on any definitive plans at this time."

4th Quarter Results

Core shipment volume for the three months ended December 27, 2008 was approximately 505,000 barrels, a 3% increase over the same period in 2007. Total Company depletions in the fourth quarter grew 2%, driven by growth in Samuel Adams® Seasonals, Twisted Tea® and the Samuel Adams® Brewmaster's Collection. The Company believes that wholesaler inventory levels at December 27, 2008 were slightly higher than last year's levels, as reflected in shipments exceeding depletions for the full year, and we currently expect such inventory to unwind during 2009.

The Company's net income of $3.6 million, or $0.25 per diluted share, for the three months ended December 27, 2008 represented a decrease of $3.2 million, or $0.21 per diluted share, from the same period last year, primarily as a result of increases in cost of goods sold, general and administrative expenses and the impairment of machinery and equipment previously used in production at the Latrobe Brewery, partially offset by an increase in net revenue and a decrease in income taxes. Net revenue increased by $11.6 million, or 13%, during the three months ended December 27, 2008, as compared to the same period in 2007. The increase in net revenue is due to volume and price increases of core products and an increase in non-core revenue associated with the production under the Diageo contract. Cost of goods sold increased primarily due to the increased costs of raw and packaging materials, increases in volume for core products and the Pennsylvania Brewery start-up costs. General and administrative costs increased by $2.4 million during the quarter as compared to the prior year, driven by the addition of recurring planned administrative costs related to the Pennsylvania Brewery and a reimbursement in 2007 of prior period legal costs due to a settlement reached in the fourth quarter of 2007 with insurers. During the fourth quarter of 2008, the Company stopped brewing at the Latrobe Brewery. After reviewing the circumstances under which brewing at the Latrobe Brewery could restart, it was determined that an impairment charge for related machinery and equipment of $1.9 million was appropriate. The income tax provision for the three months ended December 27, 2008 decreased to $2.7 million from $8.5 million for the same period in 2007, primarily as a result of lower pretax income in fiscal 2008. The provision for income taxes in the fourth quarter of 2007 included an adjustment for certain additional permanent items.

The Company expects that its cash and investment balances as of December 27, 2008 of $9.1 million, along with future operating cash flow and the Company's unused line of credit of $50.0 million, will be sufficient to fund future cash requirements. The Company continues to be in compliance with all of its debt covenants and has affirmed the availability of its line of credit. The Company has not yet borrowed any funds under its line of credit and the timing of future borrowings will depend on the timing of inventory purchases and capital expenditures. The Company anticipates using the line of credit at

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some time in the next twelve months, as it continues its capital investments and has seasonal inventory changes related to hop purchases and other timing issues on certain payments. The Company expects to end 2009 with no borrowings under its line of credit or incur any other debt.

Year-to-Date Results

Core shipment volume for the fiscal year ended December 27, 2008, net of recall returns but including any recall related replenishment shipments, was slightly less than 2.0 million barrels, an 8% increase from the same period in the prior year.

Total Company depletions grew 8% during the 2008 fiscal year, driven by double digit growth in Samuel Adams® Seasonals, the Samuel Adams® Brewmaster's Collection and Twisted Tea®.

The Company's net income of $8.1 million, or $0.56 per diluted share, for the fiscal year ended December 27, 2008 represented a decrease of $14.4 million, or $0.97 per diluted share, compared to the 2007 fiscal year, primarily as a result of the product recall and increases in cost of goods sold, advertising, promotional and selling expenses, and general and administrative expenses, partially offset by an increase in net revenue and a decrease in taxes and impairment charges. Cost of goods sold increased primarily due to increases in volume of core products, increases in the costs of raw and packaging materials, the Pennsylvania Brewery start-up costs and the accrual for full-year shortfall fees that resulted from brewing less than required minimum volumes at our contract breweries. Advertising, promotional and selling expenses increased by $8.4 million during the 2008 fiscal year as compared to the prior year, primarily due to increases in freight expenses to wholesalers and salary and benefit costs. General and administrative costs increased by $10.4 million during 2008 as compared to the prior year, driven by salary and benefit costs, start-up and recurring planned administrative costs related to the Pennsylvania Brewery and legal costs. The Company's effective tax rate for the 2008 fiscal year increased to 48.9% from the 2007 rate of 46.0% as a result of lower than expected pretax income primarily due to the recall, but with no corresponding reduction in non-deductible expenses.

Other matters

The March 2009 year-to-date shipments and orders in-hand indicate that gross core shipments will be down approximately 14% versus the same period in 2008. The March 2009 year-to-date shipments and orders reflect volume approximately 2% lower than the depletions from the same period in the prior year. Year-to-date depletions reported to the Company through February 2009 were down approximately 9% from the same period in 2008, with two fewer selling days in 2009. Year-to-date depletions adjusted for comparable selling days through February 2009 are estimated to be down approximately 4% from the same period in 2008. The Company believes it is seeing inventory reductions at wholesalers and retailers compared to prior years that could be depressing the year-to-date shipments, orders in-hand and depletions, and that the shipments and orders in-hand are generally consistent with the depletions trends. Considering those inventory adjustments for the full year, shipments should be expected to more closely mirror full year depletion trends. Actual shipments may differ and no inferences should be drawn with respect to shipments in future periods.

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During the third quarter of 2008, the Company submitted a settlement proposal and made a payment of $3.7 million to the U.S. Alcohol and Tobacco Tax and Trade Bureau, or TTB, to resolve events identified by the TTB during its audit in the fall of 2007. During the first quarter of 2009, the Company and the TTB reached a final settlement and no additional funds are due. The Company has no remaining TTB liability related to this matter at December 27, 2008.

Looking forward to 2009, based on information of which the Company is currently aware, the Company sees cost increases of between 7% and 9%, primarily in packaging costs due to a new contract for its glass bottles and due to the depreciation and operating costs of the Pennsylvania Brewery. While the costs of operating the new brewery are higher than rates under the Company's historic brewing arrangements under contracts with others, the Company believes that such costs may be lower than future available contract brewing rates and that the advantages of controlling the brewing process and security of supply outweigh any potential additional costs. These cost increases will be somewhat offset by price increases, currently targeted at 3%, and operational efficiency initiatives currently underway, but the Company anticipates that its 2009 gross margin percentage could be lower than its full-year 2008 gross margin, excluding the impact of the recall on gross margin in 2008. While the Company continues to experience a healthy pricing environment, there is no guarantee that it will be able to achieve the planned price increases. It is also difficult to predict what full year volume trends for shipments and depletions will be based on current conditions. The Company is committed to trying to grow market share and to maintain volume and healthy pricing, and is prepared to invest to accomplish this even if this causes short term earnings decreases. Based upon the Company's best estimates at this time, the Company is targeting 2009 earnings per diluted share to be between $1.40 and $1.70, but actual results could vary significantly from this target. The Company continues to evaluate 2009 capital expenditures, but currently expects them to be between $20.0 million and $30.0 million, which includes approximately $7.0 million of carryover projects committed to in 2008 and in progress at the Pennsylvania Brewery. The Company anticipates focusing on projects that will increase efficiency and productivity at the breweries, and decisions as to which projects will actually be undertaken will depend, in part, on their projected returns on investment. Accordingly, actual 2009 capital expenditures may well be different from these estimates.

During the three months ended December 27, 2008, the Company did not repurchase any shares of its Class A Common Stock. Through March 6, 2009, the Company has repurchased a cumulative total of approximately 8.5 million shares of its Class A Common Stock for an aggregate purchase price of $114.0 million, and had approximately $6.0 million remaining on the $120.0 million share buyback expenditure limit set by the Board of Directors. As of March 6, 2009, the Company had 10.1 million shares of Class A Common Stock and 4.1 million shares of Class B Common Stock outstanding.

The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father's attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel

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Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.

Today, the Company brews more than 21 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world's finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the "extreme beer" movement, where it seeks to challenge drinkers' perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its single focus. While the Company is the country's largest-selling craft beer, it accounts for only about one half of one percent of the U.S. beer market. For more information, please visit www.samueladams.com.

Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including, but not limited to, the Company's report on Form 10-K for the years ended December 27, 2008 and December 29, 2007. Copies of these documents may be found on the Company's website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Tuesday, March 10, 2009

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THE BOSTON BEER COMPANY, INC. Financial Results (In thousands, except per share data)

Operating Results:	(unaudited) Three Months Ended		Twelve Months Ended

	December 27, 2008	December 29, 2007	December 27, 2008	December 29, 2007

Barrels sold	618	497	2,341	1,876

Revenue, net of product recall returns of ($85) and $13,222 for the three and twelve months ended December 27, 2008, respectively	$112,886	$101,382	$436,332	$380,575
Less excise taxes	9,109	9,195	37,932	38,928

Net revenue	103,777	92,187	398,400	341,647
Cost of goods sold	55,305	39,004	205,040	152,288
Costs associated with product recall	(73)	-	9,473	-

Gross profit	48,545	53,183	183,887	189,359
Operating expenses:
Advertising, promotional and selling expenses	31,652	32,375	132,901	124,457
General and administrative expenses	8,971	6,579	34,988	24,574
Impairment of long-lived assets	1,936	-	1,936	3,443

Total operating expenses	42,559	38,954	169,825	152,474

Operating income	5,986	14,229	14,062	36,885
Other income, net:
Interest income	288	1,051	1,604	4,252
Other income (expense), net	(26)	3	174	507

Total other income, net	262	1,054	1,778	4,759

Income before income taxes	6,248	15,283	15,840	41,644
Income tax provision	2,651	8,528	7,752	19,153

Net income	$3,597	$6,755	$8,088	$22,491

Net income per common share - basic	$0.26	$0.48	$0.58	$1.58

Net income per common share - diluted	$0.25	$0.46	$0.56	$1.53

Weighted-average number of common shares - basic	14,039	14,214	13,927	14,193

Weighted-average number of common shares - diluted	14,365	14,731	14,341	14,699

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Consolidated Balance Sheets: (in thousands, except share data)

	December 27, 2008	December 29, 2007

Assets
Current Assets:
Cash and cash equivalents	$9,074	$79,289
Short-term investments	-	16,200
Accounts receivable, net of allowance for doubtful accounts of $255 and $249 as of December 27, 2008 and December 29, 2007, respectively	18,057	17,972
Inventories	22,708	18,090
Prepaid expenses and other assets	16,281	4,252
Deferred income taxes	2,734	2,090

Total current assets	68,854	137,893

Property, plant and equipment, net	147,920	46,198
Other assets	1,606	12,487
Goodwill	1,377	1,377

Total assets	$219,757	$197,955

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$20,203	$17,708
Accrued expenses	46,854	42,449

Total current liabilities	67,057	60,157
Deferred income taxes	9,617	1,215
Other liabilities	3,055	2,995

Total liabilities	79,729	64,367

Commitments and Contingencies

Stockholders' Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 10,068,486 and 10,095,573 issued and outstanding as of December 27, 2008 and December 29, 2007, respectively	101	101
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 4,107,355 issued and outstanding	41	41
Additional paid-in capital	102,653	88,754
Accumulated other comprehensive loss, net of tax	(431)	(204)
Retained earnings	37,664	44,896

Total stockholders' equity	140,028	133,588

Total liabilities and stockholders' equity	$219,757	$197,955

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Consolidated Statements of Cash Flows: (in thousands)

	Twelve Months Ended

	December 27, 2008	December 29, 2007

Cash flows provided by operating activities:
Net income	$8,088	$22,491
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,503	6,654
Impairment of long-lived assets	1,936	3,443
Loss on disposal of property, plant and equipment	119	161
Bad debt expense	57	34
Stock-based compensation expense	4,148	3,058
Excess tax benefit from stock-based compensation arrangements	(4,065)	(1,792)
Deferred income taxes	7,758	(1,702)
Purchases of trading securities	-	(47,520)
Proceeds from sale of trading securities	16,200	50,543
Changes in operating assets and liabilities:
Accounts receivable	(142)	(236)
Inventories	(4,618)	(1,056)
Prepaid expenses and other assets	(8,875)	963
Accounts payable	2,495	(234)
Accrued expenses	4,405	19,521
Other liabilities	(167)	(534)

Net cash provided by operating activities	39,842	53,794

Cash flows used in investing activities:
Purchases of property, plant and equipment	(59,539)	(25,607)
Proceeds from disposal of property, plant and equipment	11	5
Acquisition of brewery assets	(44,960)	(11,507)

Net cash used in investing activities	(104,488)	(37,109)

Cash flows used in financing activities:
Repurchase of Class A Common Stock	(15,324)	(6,084)
Proceeds from exercise of stock options	5,274	3,448
Excess tax benefit from stock-based compensation arrangements	4,065	1,792
Net proceeds from sale of investment shares	416	301

Net cash used in financing activities	(5,569)	(543)

Change in cash and cash equivalents	(70,215)	16,142

Cash and cash equivalents at beginning of period	79,289	63,147

Cash and cash equivalents at end of period	$9,074	$79,289

Supplemental disclosure of cash flow information:
Income taxes paid	$8,837	$14,721

Reclassification of deposits and costs related to brewery acquisition to property, plant and equipment	$11,507	$-

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com

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